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                                                                    EXHIBIT 99.1

                           WEST POINTE BANCORP, INC.
                    DIVIDEND REINVESTMENT PLAN (THE "PLAN")
                               AUTHORIZATION CARD


     I authorize West Pointe Bancorp, Inc. ("The Company") to pay to Illinois Stock Transfer Company all cash dividends on the number of whole shares of Common Stock held of record in the account shown on the reverse side and on all shares subsequently acquired having identical registration and cash dividends on shares (including fractional shares) credited to my account under the Plan. I appoint Illinois Stock Transfer Company as my agent to apply such dividends, together with any optional cash payments, to the purchase of full and fractional shares of the Company's Common Stock under the Plan.

     My participation in the Plan and this authorization are subject to the terms and conditions of the Plan.

To make an optional cash payment with this Authorization Card, indicate the amount below and enclose a check or money order payable to Illinois Stock Transfer. The minimum amount for an Optional Cash Payment is $100, and you may invest any amount up to $5,000 per quarter for this purpose. Mail to: Illinois Stock Transfer Co., 209 West Jackson Boulevard, Suite 903, Chicago, IL 60606-6905, administrator of the Plan. Optional cash payments which are not received within the time limits imposed under the Plan will be held by us until the next investment period, interest free, unless you notify us in writing that you would like us to return that cash payment and we receive such notice prior to the cut-off date relating to the next quarter's dividend. The cut-off date is September 21, 2001 for the dividend payable for the third quarter of 2001 and thereafter will be the 15th day of the last month of the quarter.

                                AMOUNT ENCLOSED

                               $______________
                          (Check or money order only)




                              THIS IS NOT A PROXY

                  (Continued and to be signed on reverse side)





THIS IS NOT A PROXY                                (Continued from reverse side)

A signed card must be returned for each account to be enrolled in the Plan. Dividends on shares held of record in the following account will be reinvested as indicated.


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                                                                 Reinvest any dividends payable to me on:

                                                                 / / All shares I/we own
                                                                 / / Only the number of shares I choose # ___________

                                                                 PLEASE SIGN BELOW

                                                                 X
                                                                 ____________________________________________________


                                                                 X
                                                                 ____________________________________________________


                                                                 Please sign exactly as name(s) appear above. If joint
                                                                 account, each joint owner must sign. Executors,
Date __________ Telephone Number _________________               trustees, etc. should give full title.


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